Exhibit 99.1

Investor Contact:	Media Contact:
Staci Mortenson	Kimberly Wilford
ICR	General Counsel
203-682-8273	650-577-5209
Staci.Mortenson@icrinc.com	Kim.Wilford@wageworks.com

WageWorks Files Shelf Registration Statement for Proposed Follow-On Offering

SAN MATEO, CA (June 19, 2017) — WageWorks, Inc. (NYSE: WAGE) today announced that it has filed an automatically effective shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission (the “SEC”) for a proposed follow-on public offering of shares of its common stock. WageWorks is proposing to sell approximately 1,954,852 shares of common stock, and certain of WageWorks’ existing stockholders are proposing to sell an aggregate of approximately 545,148 shares of common stock, in the offering. WageWorks also expects to grant the underwriters a 30-day option to purchase up to 375,000 additional shares.

WageWorks intends to use the proceeds of the primary portion of the offering for general corporate purposes, including strategic acquisitions, channel partner arrangements, capital expenditures and operating costs. WageWorks will not receive any proceeds from the sale of shares by the selling stockholders.

William Blair & Company, L.L.C. and Stifel, Nicolaus & Company, Incorporated are serving as joint book-running managers for the proposed offering.

The offering will be made only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement has been filed with the SEC. Prospective investors should read the preliminary prospectus supplement and accompanying prospectus, as well as other documents WageWorks has filed with the SEC, for more complete information about WageWorks and the offering. These materials are available at no charge by visiting the SEC’s website at edgar.sec.gov and may also be obtained from William Blair & Company, L.L.C. at 222 West Adams Street, Attention: Prospectus Department, Chicago, IL 60606, phone number (800) 621-0687, or from Stifel, Nicolaus & Company, Incorporated at One Montgomery Street, Suite 3700, San Francisco, CA 94104, phone number (415) 364-2720.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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